Exhibit 99.1

NanoVibronix Cites Positive Results from Independent Testing of UroShield

University of Southampton Study Reports Positive Outcomes in Lab and Patient Testing

ELMSFORD, N.Y., August 30, 2023 (Business Wire) — NanoVibronix, Inc., (NASDAQ: NAOV), a medical device company that produces the UroShield®, PainShield® and WoundShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today cited positive reported outcomes from a study of UroShield® that was conducted at the University of Southampton in the United Kingdom.

Brian Murphy, Chief Executive Officer of NanoVibronix, Inc., said, “As the researchers at Southampton point out, incidences of catheter-associated urinary tract infections (CAUTI) continue to be a major clinical concern, with serious implications for patients and considerable impact on healthcare facilities and resources. We are pleased to learn that through an independent study, researchers witnessed positive outcomes from the use of UroShield both in the lab and with patients. Quantitative data from the research indicated a positive effect of UroShield on catheter-associated urinary tract infections (CAUTI) and catheter blockage with approximately one-third of patients in the study citing a reduction in the frequency of catheter blockages and the need for unscheduled catheter challenges. Furthermore, qualitative data indicated favorable opinions from the majority of the participants and confirmation that the Uroshield was having a positive effect.”

In the study’s hypothesis, the authors wrote,

“Incidence of CAUTI continues to be a major clinical concern, with serious implications for patients and considerable impact on healthcare facilities and resources. For long-term catheter users, there is also the increased risk of catheter blockage through the formation of crystalline encrustations due to pH changes in the urine, mediated by the action of urease-producing bacteria such as Proteus mirabilis. For both CAUTI and catheter blockages, current management and treatment methods have limited success with often-repeated use of antibiotics, which in turn lead to increased risk of resistance development, or more frequent catheter changes to avoid emergency call-outs if blocked. There is an urgent need for alternative strategies and approaches.”

Murphy continued, “Market opportunities for UroShield are plentiful, and we believe this independent research highlights the critical need for a medical device that improves outcomes for long-term catheter users and provides additional evidence to support our efforts to increase product distribution and market penetration.”

UroShield generates ultrasonic waves to create an acoustic shield on the surfaces of a catheter to interfere with the attachment of bacteria, prevent bacterial biofilm formation, the development of infections and may eliminate or reduce the need for antibiotics. It is designed to prevent biofilm formation, decrease bacteriuria/UTI, reduce catheter pain and discomfort and increase antibiotic efficacy.

In the study’s concluding message discussing the UroShield device, the authors wrote,

“... the positive reported outcomes and the data from these preliminary studies indicate an effect on the community structure of the microbial populations found in the urine and forming the biofilm. This indicates potential for developing a healthy urinary microbiome by use of low frequency ultrasound, thus avoiding longterm use of antibiotics and the risks associated with such strategies.”

Understanding the Use of the NanoVibronix® UroShield® in Preventing Catheter-Associated Infections and Blockage was published by ScienceDirect and is available at https://www.sciencedirect.com/science/article/pii/S2772973723005647.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of our existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of our products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) our limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (ix) our ability to successfully obtain and maintain intellectual property protection covering our products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) our reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.